Exhibit 99.1

Contact:	Anne Bugge	(425) 951-1378

SONOSITE WINS PATENT INFRINGEMENT LAWSUIT

Judge Reverses Earlier Infringement Ruling

Grants SonoSite Motion For Summary Judgment

BOTHELL, WA – March 22, 2006 – SonoSite, Inc. (Nasdaq:SONO), the world leader in hand-carried ultrasound, announced today that the United States District Court for the Southern District of Texas, Houston Division, has granted SonoSite’s motion for summary judgment of invalidity against Neutrino Development Corporation (Neutrino), a patent holding company. Based on the holding of invalidity, the court reversed its earlier finding that SonoSite infringed Neutrino’s patent, US Patent No. 6,221,021 (“the ‘021 patent”).

“This is a major victory for SonoSite and we are very pleased that the judge agreed with us that our products do not infringe Neutrino’s patent,” said Kevin M. Goodwin, SonoSite President and CEO.  “Our technology and products are based on years of innovation and dedication by our employees. We look forward to having the distraction of this unfounded lawsuit behind us and continuing to develop products that are changing medical practice by bringing the benefits of ultrasound visualization to the point of patient care.”

In the ruling issued yesterday, March 21, 2006, the court found that Neutrino improperly amended the ‘021 patent in violation of US patent law to include a claim of a component being handheld which was not in the original patent application. In a final judgment, the court declared the claims being asserted against SonoSite in the ‘021 patent are invalid, vacated and set aside its earlier ruling on infringement, and dismissed Neutrino’s claims and causes of action  “with prejudice.”

Neutrino filed its original complaint against SonoSite in US District Court in Houston on July 24, 2001 alleging that SonoSite’s hand-carried ultrasound products infringed the ‘021 patent, entitled “Method and Apparatus for Penile Hemodynamic Stimulation, Monitoring and Drug Delivery Acceleration.” The patent was filed on May 30, 1999, amended by the plaintiff in May 2000 and issued to Neutrino on April 21, 2001.

About SonoSite

SonoSite, Inc. (www.sonosite.com) is the innovator and world leader in hand-carried ultrasound, with an installed base of more than 25,000 systems.  Headquartered near Seattle, SonoSite is represented by eight subsidiaries and a global distribution network in over 75 countries. SonoSite’s small, lightweight systems are expanding the use of ultrasound across the clinical spectrum by cost-effectively bringing high performance ultrasound to the point of patient care. The company employs approximately 500 people worldwide.